Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Medikra Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value US$0.0001 per share	(1)	457(o)	1,045,454	$6.00	$6,272,724.00	0.0001381	$866.26
Fees to be Paid	Equity	Ordinary shares underlying Representative's Warrant	(2)	457(o)	261,364	6.60	1,725,000.09	0.0001381	238.22
Fees Previously Paid	Equity	Ordinary Shares, par value US$0.0001 per share	(3)	457(o)	4,181,819	6.00	25,090,914.00	0.0001381	3,465.06
Fees Previously Paid	Equity	Representative's Warrant	(4)	457(o)			0.00	0.0001381	0.00
Fees Previously Paid	Equity	Ordinary shares underlying Representative's Warrant	(5)	457(o)	292,727	$6.60	$1,932,000.38	0.0001381	$266.81

Total Offering Amounts:							$33,088,638.09		4,569.55
Total Fees Previously Paid:									3,731.87
Total Fee Offsets:									0.00
Net Fee Due:									$837.68

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”), as amended.

Pursuant to Rule 416 under the Securities Act, as amended, there is also being registered hereby such indeterminate number of additional Ordinary Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

Includes Ordinary Shares that are issuable upon the exercise of the underwriters’ over-allotment option.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

Represents Ordinary Shares underlying warrants issuable to the representative (“Representative Warrants”) of the several underwriters to purchase up to an aggregate of 5% of the Ordinary Shares (sold in the offering (including any Ordinary Shares pursuant to the exercise of the over-allotment option) at an exercise price equal to 110% of the public offering price. The warrants will be exercisable commencing six months from the closing of this offering and will terminate on the fifth anniversary of the commencement of sales for this offering.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”), as amended.

Pursuant to Rule 416 under the Securities Act, as amended, there is also being registered hereby such indeterminate number of additional Ordinary Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

Includes Ordinary Shares that are issuable upon the exercise of the underwriters’ over-allotment option.

(4)	No fee required pursuant to Rule 457(g) under the Securities Act.
(5)	The Registrant originally reflected and paid for 292,727 Ordinary Shares underlying the Representative Warrants, equal to an aggregate of 7% of the Ordinary Shares sold in the offering (including any Ordinary Shares pursuant to the exercise of the over-allotment option), at an exercise price of 110% of the public offering price per share. The number of Ordinary Shares underlying the Representative Warrants were subsequently reduced to 261,364 shares, equal to an aggregate of 5% of the Ordinary Shares sold in the offering (including any Ordinary Shares pursuant to the exercise of the over-allotment option), at an exercise price of 110% of the public offering price per share. This Fee Table reflects the aggregate filing fee based on the reduced Representative Warrant and accounts for the fees previously paid in the filing in connection with the initial filing of the Registration Statement, as filed with the Securities and Exchange Commission on January 20, 2026.